Exhibit 99.4

EXHIBIT A

CLAIRE’S (GIBRALTAR) INTERMEDIATE HOLDINGS LIMITED

SUMMARY OF TERMS AND CONDITIONS FOR THE GIBRALTAR TERM LOAN AMENDMENT

The following describes the terms of a proposed amendment to Claire’s Gibraltar Intermediate Secured Term Loan (as defined below) (the “Gibraltar Term Loan Amendment”) to facilitate the operations of Claire’s Inc., a Delaware corporation (the “Company”), and certain of its domestic subsidiaries (the “Subsidiaries”) immediately prior to the commencement of, or during the pendency of, the cases filed under Chapter 11 (“Chapter 11 Cases”) of the United States Bankruptcy Code (the “Bankruptcy Code”).

Claire’s Gibraltar Intermediate Secured Term Loan	Claire’s (Gibraltar) Intermediate Holdings Limited (“CGIH”) and Claire’s Germany GMBH (“GMBH”) are party to that certain Credit Agreement, dated as of January 5, 2017 (as amended and supplemented from time to time, the “Claire’s Gibraltar Intermediate Secured Term Loan”), among CGIH and GMBH, as borrowers, the guarantor parties thereto, Botticelli LLC, as administrative agent, Cortland Capital Market Services LLC, as collateral agent, and the lenders party thereto. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Claire’s Gibraltar Intermediate Secured Term Loan.

Gibraltar Borrowers	CGIH and GMBH.

Gibraltar Guarantors	Each “Guarantor” under the Claire’s Gibraltar Intermediate Secured Term Loan (together with the Gibraltar Borrowers, the “Credit Parties”).

Gibraltar Agents	Cortland Capital Market Services LLC, as collateral agent and administrative agent (in such capacities, the “Agents” and individually as “Agent”).

Gibraltar Lenders	The entities that are lenders under the Claire’s Gibraltar Intermediate Secured Term Loan from time to time (collectively, the “Gibraltar Lenders”).

Acknowledgement	CGIH and GMBH will provide a customary acknowledgement regarding the outstanding loans and assets pledged under the collateral documents, and provide representations and warranties with respect to the absence of defaults under the Claire’s Gibraltar Intermediate Secured Term Loan; it being understood and agreed that no action will required in connection with the Gibraltar Term Loan Amendment from any Loan Party other than CGIH and GMBH.

Amendments

Clause (c) of the definition of “Permitted Foreign Cash Transfer”, to be amended during the Chapter 11 Cases to (i) provide that the “no Claire’s North America EOD” condition in each of the relevant clauses set forth therein is waived so long as there is (a) no Specified Transfer Blockage Event (as defined below) has occurred and is continuing and (b) no other events of default under any debtor-in- possession financing agreement, such that, in the case of this clause (b), the obligations thereunder have been accelerated, (ii) replace the reference to “$7,000,000” in clause (c) thereof with a reference to “$25,000,000” and (iii) (A) change the Total Net Secured Leverage Ratio test to a Total Leverage Ratio test (defined as described under the heading “Financial Covenant” below) and (B) increase the level applicable to the test referenced in clause (c) thereof to “2.75:1.00”.

“Specified Transfer Blockage Event” means the occurrence and continuance of any of the following events: (i) debtors’ failure to make payments of principal, interest, fees or other amounts when due under any debtor-in-possession financing, (ii) dismissal of any of the Chapter 11 Cases or conversion of any of the Chapter 11 Cases to a chapter 7 case, (iii) appointment of a chapter 11 trustee or a responsible officer or examiner with expanded powers relating to the operation of the business of any debtor (having powers beyond those set forth in Bankruptcy Code sections 1106(a)(3) and (4)), (iv) filing of a motion or public announcement by any debtor, indicating an intention or seeking authorization for the sale (or procedures for the sale) or closure of all or substantially all of its retail stores and (v) any debtor files a chapter 11 plan that contemplates liquidation of the Company.

Security Interest	The liens on the existing collateral will remain in place securing the obligations, but will not be modified or reaffirmed by any person other than CGIH or GMBH in connection with the Gibraltar Term Loan Amendment.

Financial Covenants

No change to call protection under Claire’s Gibraltar Intermediate Secured Term Loan.

Minimum Cash Balance covenant in section 6.10 to be amended to replace $7,000,000 with $15,000,000.

Total Leverage Covenant (ratio of (a) debt of CGIH and its subsidiaries less unrestricted cash & permitted investments to (b) EBITDA) at CGIH of 2.75:1.0, tested quarterly. (Consistent with the definition of “Total Net Secured Leverage Ratio” but including unsecured debt that constitutes Consolidated Debt in the definition of “Senior Secured Debt”).

Conditions to Effectiveness of Gibraltar Term Loan Amendment	As set forth on Annex 1 to the Commitment Letter.

IP Event of Default	It shall be an event of default if CBI Distribution Corp. does not assume the intellectual property licenses with any subsidiary of CGHL within 70 days after the petition date for CBI Distribution Corp.

Intercompany Transfers during the Chapter 11 Cases	So long as any amounts remain outstanding under the Claire’s Gibraltar Intermediate Secured Term Loan, (a) all postpetition cash transfers as “Permitted Foreign Cash Transfers” from any Credit Party to a debtor in the Chapter 11 Cases (“Permitted Postpetition Intercompany Transfers”) shall result in such Credit Party having a claim against such debtor, which claim shall be accorded administrative expense priority status in such cases to the extent provided by section 364(b) of the Bankruptcy Code and (b) it shall be an event of default if any debtor in the Company’s Chapter 11 Cases proposes any treatment, modification or settlement of such claim that would result in anything other than payment in full in cash.

Disbursement Account

The Postpetition Intercompany Transfers will be funded by the Credit Parties into the DIP Escrow Account (as defined in the Summary of Terms and Conditions for a Debtor-in-Possession Financing delivered by the Commitment Party (or its applicable affiliate)), if the Gibraltar Lenders provide the Debtor-in-Possession

Financing.

Assignment	Gibraltar Lenders shall be permitted to assign the loan without consent of the Credit Parties; provided, however, that the Credit Parties shall have consent rights at all times to any assignments and participation to their customers or operating competitors.

Release	The Credit Parties, the Company and the Subsidiaries will provide customary releases for any claims, demands, liabilities, responsibilities, disputes, remedies, causes of action, indebtedness or obligations related to or arising out of the Claire’s Gibraltar Intermediate Secured Term Loan and the Amendment Documents, in each case that exist on the date on which the Gibraltar Term Loan Amendment becomes effective.

The preceding summary of proposed terms and conditions is not intended to be all-inclusive. Any terms and conditions that are not specifically addressed above will be set forth in the Documentation.

Annex I

Fees

Interest Rate:	Same as under the existing Claire’s Gibraltar Intermediate Secured Term Loan (i.e. 12% per annum).

Amendment Fee:	As set forth in the Fee Letter.

Amendment Commitment Fee:	As set forth in the Fee Letter.

Nature of Fees:	As set forth in the Fee Letter.

Annex 1 to Commitment Letter

Conditions

The availability and effectiveness of the CGIH Amendment shall be subject solely to the satisfaction or waiver by the Commitment Party of the conditions contained in this Annex 1. Capitalized terms used but not defined in this Annex 1 have the meanings set forth in the letter to which this Annex 1 is attached or in Exhibits A or B thereto.

1. The definitive documentation for the CGIH Amendment consistent with the Amendment Term Sheet and otherwise in form and substance reasonably satisfactory to the Commitment Party (the “Documentation”) shall have been executed and delivered by CGIH;

2. The Agent shall have received at least three business days prior to the Closing Date, all documentation and other information with respect to CGIH that is reasonably requested by the Agent at least five business days prior to the Closing Date and is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

3. The Chapter 11 Cases shall have commenced and $5 million shall have been transferred directly or indirectly to CGIH from the Company prior to the commencement of the Chapter 11 Cases.

4. Payment of all fees and expenses due and payable to the Commitment Party and the Agent required to be paid with respect to the Amendment pursuant to the Commitment Letter or the Fee Letter on or prior to the Closing Date.

5. On the Closing Date, all representations and warranties made or deemed to be made on the Closing Date pursuant to the Documentation shall be true and correct in all material respects and there shall not exist any default or event of default under the Documentation.

Annex 1